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                                                                 EXHIBIT  10.2.1


                 AMENDMENT 1 TO THE CORPORATE SERVICES AGREEMENT
                        BETWEEN UCAR CARBON COMPANY INC.
                            AND UCAR GRAPH-TECH INC.

The Corporate Services Agreement is hereby amended, in accordance with the following.

1. The following section is hereby added to the end of Schedule 1.2:

             "Pursuant to the above, the directors and officers insurance premiums have been allocated by UCAR to Graftech Inc. at a rate of $100,000 per year for coverage under the existing directors and officers insurance program. The allocation of other insurance costs is determined by asset value for property insurance and a combination of payroll and the number of vehicles for general liability and other insurance policies."

2. The following section is hereby added to the end of Schedule 3:

   "CONSULTING

   Graftech shall cause Scott Mason to provide general consulting services to both UCAR and Graftech. As the fee for such services, UCAR shall bear one-half of his annual salary. Currently, his salary is being paid by UCAR, with Graftech reimbursing UCAR an amount equal to one-half of his salary. At such time as he ceases to be on UCAR's payroll, UCAR will reimburse Graftech an amount equal to one-half of his salary."

Date: July 14, 2000